Hologic Announces First Quarter Fiscal 2014 Operating Results

BEDFORD, Mass., Feb. 3, 2014 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced its results for the first fiscal quarter ended December 28, 2013.

Highlights of the Quarter Include:

  Revenues of $612.4 million.
  Non-GAAP net income of $94.1 million, or $0.34 per diluted share, and adjusted EBITDA (non-GAAP earnings before interest, taxes, depreciation and amortization) of $213.5 million.
  Net loss of $5.4 million, or $0.02 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Stephen P. MacMillan named President and Chief Executive Officer, and a member of the Board of Directors.
  FDA approval of the Aptima HPV 16 18/45 genotype assay for use on the Panther system.
  Voluntary prepayment of an additional $100 million on the Term Loan B facility on October 31, 2013.
  Redeemed in full $405 million of principal of the 2.00% Convertible Senior Notes issued in 2007.

The following non-GAAP financial measures are included in this press release: revenues, net income, earnings per diluted share (EPS), and adjusted EBITDA. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

First Quarter Fiscal 2014 Operating Results Overview:

First quarter fiscal 2014 revenues decreased 3.0% to $612.4 million from $631.4 million in the prior year (first quarter sales of the prior year included $12.6 million of revenues from Lifecodes, which the Company sold in March 2013). During the same period, non-GAAP revenues decreased 5.0% from $644.6 million. Non-GAAP revenues in the first quarter of fiscal 2013 reflect the addition of $13.3 million primarily related to contingent revenue earned and received under the Company's blood screening collaboration that was eliminated as a result of the effect of purchase accounting.

Fluctuation in foreign currency exchange rates had a negligible impact on revenues compared with the first quarter of fiscal 2013.

First quarter fiscal 2014 net loss was $5.4 million, or $0.02 per diluted share, compared with net income of $3.1 million, or $0.01 per diluted share, for the same period in the prior year. First quarter fiscal 2014 non-GAAP net income was $94.1 million, or $0.34 per diluted share, a decrease of 7.5% and 9.5%, respectively, compared to $101.8 million, or $0.38 per diluted share, in the prior year.

"While we delivered on our commitments in the quarter, we clearly have work to do to return to sustainable top and bottom line growth," said Stephen MacMillan, President and Chief Executive Officer. "Looking forward, I am energized by our unique collection of leading product technologies and a deeply committed and passionate employee base to drive organic growth. Through the balance of fiscal 2014, we will remain focused on improving our operating performance and growth profile and on paying down our debt balance, which we believe will enhance shareholder value."

First Quarter Fiscal 2014 Revenue Overview by Segment (Compared to the First Quarter Fiscal 2013):

  Diagnostics revenues totaled $285.8 million compared to revenues of $305.9 million in the prior year, a decrease of 6.6%. On a non-GAAP basis, which includes the $13.3 million prior year adjustment described above, sales declined 10.5%. This decline was primarily due to: (i) the Company's divestiture of its Lifecodes business in March 2013, which generated revenues of $12.6 million in the prior year first quarter; (ii) decreases in ThinPrep pap test sales in the U.S. attributed to interval expansion, as well as lower average sales prices internationally; and (iii) a decrease in blood screening revenues, primarily resulting from lower West Nile Virus assay sales. Partially offsetting these declines were increases in molecular product sales from the Company's Aptima product line.

  Breast Health revenues grew 2.6% to $226.5 million compared to $220.8 million in the prior year. This increase was driven primarily by: increased sales of 3D Dimensions systems as the Company continues to drive a sales shift to 3D Dimensions systems from its 2D systems; service revenue growth of $6.0 million, or 7.5%, from the growing installed base of digital mammography systems; and, to a lesser extent, biopsy device sales growth as a result of market share gains and growth in existing accounts. Partially offsetting these increases was the expected overall sales decline of 2D systems as customers move to the Company's 3D systems.

  GYN Surgical revenues totaled $78.9 million compared to $80.9 million in the prior year, a decrease of 2.5%. Significant growth in MyoSure system sales was offset by lower NovaSure system sales.

  Skeletal Health revenues totaled $21.3 million compared to $23.7 million in the prior year, a decrease of 10.1%, resulting from decreases in sales of bone densitometry and mini C-arm systems.

Financial Guidance:

The Company's guidance includes current operations, including revenues from its approved and cleared products. This guidance does not include the effects of any future stock repurchases, acquisitions, divestitures or additional voluntary debt payments that may occur during fiscal 2014.

Second Quarter Fiscal 2014 (Quarter Ending March 29, 2014):

  The Company expects second quarter fiscal 2014 revenues of $605 million to $615 million. Year-over-year, this represents a decrease of 1% to 2% over second quarter fiscal 2013 non-GAAP revenues of $619.1 million (prior year reflects the addition of $6.4 million, primarily relating to a purchase accounting adjustment in the second quarter). The decrease is expected primarily from a decline in sales of ThinPrep pap tests and NovaSure systems, and the elimination of revenues from Lifecodes, which were $10.6 million in the second quarter of fiscal 2013. This decrease is expected to be partially offset by the continued ramp-up of new products including 3D Dimensions, molecular assays, and MyoSure systems.

  The Company expects non-GAAP EPS of $0.32 to $0.34.

Fiscal 2014 (Year Ending September 27, 2014):

  The Company is reaffirming fiscal 2014 revenue guidance of $2.425 billion to $2.475 billion. Year-over-year, this represents a decrease of 1% to 3% over fiscal 2013 non-GAAP revenues of $2.51 billion (prior year reflects the addition of $19.7 million primarily relating to a purchase accounting adjustment). The decrease is expected to be primarily a result of a decline in sales of ThinPrep pap tests, blood screening assays, and NovaSure systems, and the elimination of revenues from Lifecodes, which were $23 million in fiscal 2013. This decrease is expected to be partially offset by the continued ramp-up of new products including 3D Dimensions, molecular assays, and MyoSure systems.

  The Company expects non-GAAP EPS of $1.34 to $1.38 (as compared to $1.32 to $1.38 provided on November 12, 2013). This includes an incremental reduction in EPS from the prior year of $0.02 from the impact of the medical device excise tax and $0.05 from an increase in the expected annual effective tax rate.

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute transactions in fiscal 2014 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, February 3, 2014, at 5:00 p.m. (Eastern) to discuss first quarter fiscal year 2014 operating results. Interested participants may listen to the call by dialing 877-397-0292 or 719-325-4942 for international callers and referencing code 6120983 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 21, 2014, at 888-203-1112 or 719-457-0820 for international callers, access code 6120983. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.investors.hologic.com/investors-overview. A PowerPoint presentation related to the conference call will be posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Aptima, Dimensions, Gen-Probe, MyoSure, NovaSure, Panther, and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage recent and ongoing leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, including the risks and challenges associated with the Company's recent acquisition of Gen-Probe and operations in China; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

	December 28, 2013	September 28, 2013

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 448,637	$ 829,404
Accounts receivable, net	394,471	409,273
Inventories	301,709	289,363
Prepaid expenses and other current assets	82,122	96,103
Total current assets	1,226,939	1,624,143

Property and equipment, net	479,735	491,528
Intangible assets, net	3,802,421	3,906,722
Goodwill	2,813,907	2,814,528
Other assets	161,306	163,902
	$ 8,484,308	$ 9,000,823

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$ 77,033	$ 563,812
Accounts payable	90,966	80,534
Accrued expenses	324,130	271,931
Deferred revenue and other current liabilities	136,128	172,129
Total current liabilities	628,257	1,088,406

Long-term debt, net of current portion	4,224,732	4,242,098
Deferred income taxes and other long-term liabilities	1,680,788	1,728,806
Total long-term liabilities	5,905,520	5,970,904

Total stockholders' equity	1,950,531	1,941,513
	$ 8,484,308	$ 9,000,823

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended
	December 28, 2013	December 29, 2012

REVENUES
Product sales	$ 512,382	$ 533,254
Service and other revenues	100,066	98,108
	612,448	631,362

COSTS AND EXPENSES (1):
Cost of product sales	176,878	222,327
Cost of product sales – amortization of intangible assets	76,666	75,287
Cost of service and other revenues	53,308	52,075
Research and development	48,669	51,509
Selling and marketing	83,257	94,443
General and administrative	67,819	54,391
Amortization of intangible assets	26,216	28,526
Contingent consideration	-	39,526
Gain on sale of intellectual property	-	(53,884)
Restructuring and divestiture charges	18,350	3,933
	551,163	568,133

Income from operations	61,285	63,229
Interest expense	(61,290)	(72,081)
Other income	1,526	1,499
Debt extinguishment loss	(2,940)	-
Loss before income taxes	(1,419)	(7,353)
Provision (benefit) for income taxes	3,932	(10,471)

Net (loss) income	$ (5,351)	$ 3,118

Net (loss) income per common share:
Basic	$ (0.02)	$ 0.01
Diluted	$ (0.02)	$ 0.01

Weighted average number of shares outstanding:
Basic	272,708	266,344
Diluted	272,708	269,379

Explanatory Note:

(1) Stock-based compensation included in costs and expenses during the three months ended December 28, 2013 was $1,510 for cost of revenues, $1,873 for research and development, $1,749 for selling and marketing, $3,833 for general and administrative and $4,761 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the three months ended December 29, 2012 was $1,834 for cost of revenues, $1,868 for research and development, $2,201 for selling and marketing, $5,941 for general and administrative and $222 for restructuring and divestiture.

HOLOGIC, INC. RECONCILIATION OF GAAP REVENUES, EPS AND NET (LOSS) INCOME TO NON-GAAP REVENUES, EPS, NET INCOME AND ADJUSTED EBITDA (Unaudited) (In thousands, except earnings per share)

	Three Months Ended
	December 28, 2013		December 29, 2012

REVENUES
GAAP revenues	$ 612,448		$ 631,362
Adjustment primarily related to blood screening collaboration	-		13,275	(1)
Non-GAAP revenues	$ 612,448		$ 644,637

(LOSS) EARNINGS PER SHARE
GAAP (loss) earnings per share - Diluted	$ (0.02)		$ 0.01
Adjustment to net (loss) income (as detailed below)	0.36		0.37
Non-GAAP earnings per share – Diluted	$ 0.34	(2)	$ 0.38	(2)

NET (LOSS) INCOME
GAAP net (loss) income	$ (5,351)		$ 3,118
Adjustments:
Amortization of intangible assets	102,882	(3)	103,813	(3)
Contingent consideration	-		39,526	(4)
Non-cash interest expense relating to convertible notes	11,546	(5)	15,644	(5)
Acquisition and integration-related costs	5,106	(6)	5,521	(6)
Restructuring and divestiture charges	18,350	(7)	3,933	(7)
Fair value adjustment to depreciation expense	3,054	(8)	2,689	(8)
Debt extinguishment loss	2,940	(9)	-
Fair value write-up of acquired inventory sold	-		29,876	(10)
Contingent revenue primarily from blood screening collaboration	-		13,275	(1)
Gain on sale of intellectual property	-		(53,884)	(11)
Other charges (gains), net	1,279	(12)	(3,367)	(12)
Income tax effect of reconciling items	(45,658)	(13)	(58,366)	(13)
Non-GAAP net income	$ 94,148		$ 101,778

ADJUSTED EBITDA
Non-GAAP net income	$ 94,148		$ 101,778
Interest expense, net, not adjusted above	49,388		56,177
Provision for income taxes	49,590		47,895
Depreciation expense, not adjusted above	20,408		21,653
Adjusted EBITDA	$ 213,534		$ 227,503

Explanatory Notes:

(1) To primarily reflect a fair value adjustment relating to contingent revenue earned and received post acquisition under the Company's blood screening collaboration, which was eliminated under purchase accounting.

(2) Non-GAAP earnings per share was calculated based on 275,471 and 269,379 weighted average diluted shares outstanding for the three months ended December 28, 2013 and December 29, 2012, respectively.

(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's convertible notes.
(6) To reflect certain costs associated with the Company's acquisition(s) and integration plans, which primarily include retention costs, transfer costs, and asset impairments.
(7) To reflect restructuring and other divestiture charges.
(8) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(9) To reflect debt extinguishment costs associated with the Company's voluntary $100 million prepayment on the Term Loan B facility.
(10) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the reporting period.
(11) To reflect a net gain resulting from a cash payment received in final settlement of an agreement, net of costs associated with this transaction.
(12) To reflect the net impact from miscellaneous transactions during the period.

(13) To reflect an estimated annual effective tax rate of 34.5% for the three months ended December 28, 2013 and an annual effective tax rate of 32.0% for the three months ended December 29, 2012 on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: revenues; net income; EPS; and adjusted EBITDA. The Company defines its non-GAAP revenues to primarily include contingent revenue earned post-acquisition under the blood screening collaboration which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its non-GAAP net income and EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration, transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the blood screening collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash debt extinguishment losses and related transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (ix) income taxes related to such adjustments.

The Company believes the use of non-GAAP revenues is useful to investors as it eliminates certain effects of purchase accounting on its recognition of revenue. The Company believes the use of non-GAAP net income is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP net income and EPS, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Investor Relations and Media Contacts:

Deborah R. Gordon Vice President, Investor Relations (781) 999-7716 deborah.gordon@hologic.com	Al Kildani Senior Director, Investor Relations (858) 410-8653 al.kildani@hologic.com